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                       August 9, 2023

       Chris Jefferis
       Chief Financial Officer
       UTA Acquisition Corp.
       135 Fifth Avenue
       7th Floor
       New York, NY 10010

                                                        Re: UTA Acquisition
Corp.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-41114

       Dear Chris Jefferis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation